Exhibit 10.89

THE GYMBOREE CORPORATION

SUMMARY OF NONEMPLOYEE DIRECTOR COMPENSATION

The components of non-employee director compensation are set forth below. Directors who are employees of the Company do not receive any compensation for their services as directors.

	Effective as of June 12, 2007
Annual Board retainer fee (except for the Chairman of the Audit Committee)	$50,000	(1)
Annual retainer fee for the Chairman of Audit Committee	$60,000	(1)
Annual automatic grant of shares of restricted stock of the Company	$110,000	(2)

(1)	The annual retainer fee is paid on a quarterly basis on the first day of the fiscal quarter. In addition, the Company reimburses non-employee directors for actual travel and out-of-pocket expenses incurred in connection with their services. There are no additional fees for meeting attendance.

(2)	The annual automatic grant of Company restricted stock is granted on the date of each annual meeting of stockholders. All shares of restricted stock are granted under the Company’s 2004 Equity Incentive Plan, and the number of shares to be granted is determined by dividing the cash value of the grant of shares of restricted stock by the closing price for the Company’s common stock on that date as reported on the NASDAQ Stock Market LLC. Shares subject to the restricted stock awards are subject to a forfeiture restriction that lapses with respect to one-third of the shares per year. The forfeiture restriction will lapse on an accelerated basis upon retirement.

In addition to the foregoing, all directors receive discounts on Company merchandise and on participation in Gymboree Play & Music programs.